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                                                                    EXHIBIT 99.1



                            GERON CORPORATION ADOPTS
                           SHARE PURCHASE RIGHTS PLAN

MENLO PARK, CA--JULY 23, 2001--Geron Corporation (Nasdaq: GERN) announced that its Board of Directors approved the adoption of a Share Purchase Rights Plan under which all stockholders of record as of July 31, 2001 will receive rights to purchase shares of a new series of Preferred Stock.

Under the Rights Plan, the Board of Directors declared a dividend distribution of one Preferred Share Purchase Right on each outstanding share of Geron common stock. Subject to limited exceptions, the Rights will be exercisable if a person or group acquires 15% or more of Geron's common stock or announces a tender offer for 15% or more of the common stock. Under certain circumstances, each Right will entitle stockholders to buy one one-thousandth of a share of newly created Series A Junior Participating Preferred Stock of Geron at an exercise price of $100. The Geron Board of Directors will be entitled to redeem the Rights at $0.01 per Right at any time before a person has acquired 15% or more of the outstanding common stock.

The Rights are intended to enable all Geron stockholders to realize the long-term value of their investment in Geron. They do not prevent a takeover, but should encourage anyone seeking to acquire Geron to negotiate with the Board of Directors prior to attempting a takeover. The Rights Plan will expire July 31, 2011.

The Rights are not being distributed in response to any specific effort to acquire control of Geron. The Rights are designed to assure that all Geron stockholders receive fair and equal treatment in the event of any proposed takeover of Geron and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Geron without paying all stockholders a control premium.

If a person becomes an Acquiring Person, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of common shares of Geron having a market value at that time of twice the Right's exercise price. Rights held by the Acquiring Person will become void and will not be exercisable to purchase shares at the bargain purchase price. An Acquiring Person is defined as a person who acquires 15% or more of the outstanding common stock of Geron. If Geron is acquired in a merger or other business combination transaction which has not been approved by the Board of Directors, each Right will entitle its holder to purchase, at the Right's then-current exercise price, a number of the acquiring company's common shares having a market value at that time of twice the Right's exercise price.



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         PAGE TWO / GERON CORPORATION ADOPTS SHARE PURCHASE RIGHTS PLAN


The dividend distribution to establish the new Rights Plan will be payable to stockholders of record on July 31, 2001. The Rights will expire in 10 years. The Rights distribution is not taxable to stockholders. Additional details regarding the Rights Plan will be outlined in a summary to be mailed to all Geron stockholders following July 31, 2001.

Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

Contact:
Investor and Media Relations              Investor Inquiries
Geron Corporation                         Burns McClellan
David Greenwood                           Nancy Robinson
(650) 473-7765                            (415) 352-6262

To receive an index and copies of recent press releases, call Geron's News on Demand toll-free fax service, 800-782-3279. Additional information about Geron Corporation can be obtained at www.geron.com.



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